FOR IMMEDIATE RELEASE

         CORONADO EXPLORATIONS LTD. APPOINTS CHIEF FINANCIAL OFFICER

January  29, 2002, London - Coronado Explorations Ltd. (The Company) (OTC:BB-
COOX) announced today that it has appointed Mr. Michael F. Davenhill to Company's Board of Directors. On January 23rd 2002 the company announced that it had completed a merger with Naturol Inc., a Nevada Corporation which holds the exclusive U.S. license to proprietary, leading edge, cost effective technology for extraction of bioactive compounds from plants.

Michael Davenhill has had a distinguished and diverse career in the area of financial management with several major multinational corporations. He has held a position of Senior Executive in the financial section of Unilever Limited, Financial Controller of Schlumberger Limited Africa Division,
Financial Director for the Eastern Hemisphere of Teleco Inc., Financial Director of J. Walter Thompson Group Ltd. and Financial Director of DMB&B Group and Marshall Cavendish Ltd.

Michael Davenhill has a Masters Degree from Oxford University and an F.C.C.A. He has been appointed the Company's Chief Financial Officer. He brings a wealth of diverse multinational experience in the field of financial management.

Naturol Inc. is dedicated to becoming a global leader in the commercialization of technology for the production of low cost, high quality extracts from natural materials. Naturol's proprietary technologies offer a benign and cost effective alternative to current extraction technologies and will produce high quality extracts to be used in the $2.4 billion dollar U.S. market for pharmaceutical, neutraceuticals, flavors and fragrances.

Forward Looking Statements. The statements in this press release regarding the merger, future opportunities and any other effect, result or aspect of the transaction and any other statements, which are not historical fact, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired businesses, costs, delays, and any other difficulties related to the merger, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereo or to reflect the occurrence of unanticipated events.

CONTACT:

Naturol Inc.
Brad Griecoi
Isaac Moss
Tel: 702 450 1600
Fax: 702 450 5790